Exhibit 23.1

Deloitte Touche Tohmatsu Auditores Independentes Rua Alexandre Dumas, 1981 – Chacará Santo Antonio São Paulo - SP- 04717-906 Brasil Tel: + 55 (11) 5186-2444 Fax:+ 55 (11) 5185-2911 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated January 30, 2004, except for Note 24 as to which the date is March 19, 2004, for Note 23.b) as to which the dates are April 16, 2004 and April 30, 2004 and for Note 23.c) as to which the date is May 18, 2004 relating to the consolidated financial statements of Ultrapar Participações S.A. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Management’s discussion and analysis of financial condition and results of operations” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

February 2, 2005